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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HANOVER COMPRESSOR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

HANOVER COMPRESSOR COMPANY

12001 NORTH HOUSTON ROSSLYN
HOUSTON, TEXAS 77086

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2004

To the Stockholders of Hanover Compressor Company:

      Notice is hereby given that the 2004 Annual Meeting of Stockholders of Hanover Compressor Company, a Delaware corporation, will be held at 9:00 a.m. local time on Thursday, May 20, 2004, at the Omni Hotel, Four Riverway, Houston, Texas 77056, for the following purposes:

(1)	to elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(2)	to ratify the reappointment of PricewaterhouseCoopers LLP as Hanover Compressor Company’s independent auditors for fiscal year 2004; and

(3)	to transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on March 31, 2004, as the record date for determining the stockholders that are entitled to notice of and to vote at the meeting and any postponement(s) or adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting (a) at the Omni Hotel, Four Riverway, Houston, Texas 77056, on the day of the 2004 Annual Meeting of Stockholders and (b) for at least 10 days prior to the meeting at the principal executive offices of Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086.

By Order of the Board of Directors,

Victor E. Grijalva
Chairman of the Board

Houston, Texas

April 16, 2004

2004 PROXY STATEMENT

YOUR VOTE IS IMPORTANT

      THE BOARD OF DIRECTORS EXTENDS A CORDIAL INVITATION TO ALL STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE OR USE THE ELECTRONIC VOTING ALTERNATIVES INDICATED ON THE PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

HANOVER COMPRESSOR COMPANY

12001 NORTH HOUSTON ROSSLYN
HOUSTON, TEXAS 77086

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2004

INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Hanover Compressor Company, a Delaware corporation (“we,” “us,” “our,” “Hanover” or the “Company”), for use at the 2004 Annual Meeting of Stockholders of the Company. The meeting will be held for the purposes set forth in the accompanying Notice of 2004 Annual Meeting of Stockholders. The meeting will commence at 9:00 a.m. local time on Thursday, May 20, 2004, at the Omni Hotel, Four Riverway, Houston, Texas 77056, and at any postponement(s) or adjournment(s) thereof (the “2004 Stockholders’ Meeting”). Our principal executive offices are located at 12001 North Houston Rosslyn, Houston, Texas 77086, and our telephone number is (281) 447-8787. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about April 16, 2004.

THE MEETING

Voting at the Meeting

      Stockholders with shares registered in their names with Mellon Investor Services LLC, the Company’s transfer agent and registrar (“stockholders of record”), at the close of business on March 31, 2004, are entitled to notice of and to vote at the 2004 Stockholders’ Meeting. At the close of business on such date, there were 85,515,513 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) issued and outstanding held by approximately 700 stockholders of record. Each share of Common Stock issued and outstanding on March 31, 2004 entitles the holder thereof to one vote on all matters submitted to a vote of stockholders at the 2004 Stockholders’ Meeting.

      Quorum and Required Votes. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will constitute a quorum for the 2004 Stockholders’ Meeting.

      The affirmative vote of the holders of a plurality of our Common Stock present in person or by proxy and entitled to vote at the 2004 Stockholders’ Meeting at which a quorum is present is required for the election of directors (Proposal 1). The affirmative vote of the holders of a majority of the Common Stock represented at the 2004 Stockholders’ Meeting at which a quorum is present is required for the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2004 (Proposal 2).

      Abstentions, Broker Non-votes, and Withheld Authority. Abstentions will be included in determining the number of shares of our Common Stock present at the 2004 Stockholders’ Meeting for the purpose of determining the presence of a quorum. Abstentions are treated as votes cast and thus will have the same effect as a vote against a proposal other than the election of directors.

      Also, broker non-votes will be included in determining the number of shares of our Common Stock present at the 2004 Stockholders’ Meeting for purposes of determining the presence of a quorum. (A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given.) Under the rules of the New York Stock Exchange (“NYSE”) in effect at the time this Proxy Statement was printed, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on the two proposals being submitted for stockholder approval at the 2004 Stockholders’ Meeting if the broker does not receive instructions from you. Where a stockholder withholds authority from his proxy to vote on a particular matter, the proxy may not vote such shares at the 2004 Stockholders’ Meeting. The withholding of a proxy’s authority will have no effect on the outcome of (i) the vote on the election of directors (Proposal 1), since directors are elected by a plurality of the votes cast at the meeting; or (ii) the vote on the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors (Proposal 2), since the ratification of the selection requires the affirmative vote of a majority of the shares of the Common Stock represented at the meeting.

      Thrift Plan Holdings. Shares of Hanover Common Stock held through The Hanover Companies Retirement and Savings Plan (the “Hanover 401(k) Plan”) will be voted by the Plan Trustee, AMVESCAP Retirement, Inc., as directed by the participants in the Hanover 401(k) Plan. If a participant does not provide specific voting instructions, the shares held by the participant will not be voted by the Plan Trustee and will not be considered present for purposes of establishing a quorum.

Proxies and Proxy Solicitation

      Proxies. Because many stockholders cannot attend the 2004 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. Voting can be conducted by the following three methods: (i) over the Internet, (ii) by calling a toll-free telephone number, or (iii) by completing the enclosed proxy card and mailing it in the postage-paid envelope provided with this Proxy Statement. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available to you. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

      You can revoke your proxy at any time before it is exercised in any of three ways: (i) by submitting written notice to the Corporate Secretary of the Company before the 2004 Stockholders’ Meeting that you have revoked your proxy; (ii) by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone proxy); or (iii) by voting in person at the 2004 Stockholders’ Meeting, provided you have a valid proxy to do so if you are not the stockholder of record. The Corporate Secretary may be contacted at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Corporate Secretary.

      The method by which you vote will in no way limit your right to vote at the 2004 Stockholders’ Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the stockholder of record, to be able to attend and vote in person at the 2004 Stockholders’ Meeting.

      All shares of our Common Stock represented by properly executed proxies (including Internet or telephone proxies), and received by us prior to the 2004 Stockholders’ Meeting, will be voted at the meeting in accordance with the directions made in the proxies. If no directions are made in a proxy, the shares will be voted (i) FOR the election of each nominee for director named below under “NOMINEES

FOR ELECTION AS DIRECTORS” (Proposal 1) and (ii) FOR the ratification of the reappointment of PricewaterhouseCoopers LLP as the Company’s independent auditors (Proposal 2).

      If any other matters are properly presented for consideration at the 2004 Stockholders’ Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2004 Stockholders’ Meeting.

      Proxy Solicitation. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, telegram, facsimile, or in person by our employees, who will not receive additional compensation for any such solicitation. We will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of our Common Stock that are held of record by such brokers and fiduciaries and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses.

Nominees for Election as Directors

      Information concerning the name, age, and background of the nominees for election to the Board of Directors is set forth below. Ages are stated as of March 31, 2004.

      I. Jon Brumley, 65, has served as a director of the Company since February 2002. Mr. Brumley is Chairman, Chief Executive Officer and director of Encore Acquisition Company, an independent energy company located in Fort Worth, Texas. Prior to founding Encore Acquisition Company in 1998, Mr. Brumley served as Chairman and Chief Executive Officer of MESA, Inc., which merged with Parker & Parsley in 1997 to become Pioneer Natural Resources Company. Mr. Brumley has spent over thirty years in the oil and gas industry, including having previously served as Chairman of Cross Timbers Oil Company and Southland Royalty Company.

      Ted Collins, Jr., 65, has served as a director of the Company since April 1992. Mr. Collins has been a private investor, primarily energy related, since June 2000. From January 1988 to July 2000, he was President of Collins & Ware, Inc., an independent oil and gas company. From July 1982 through December 1987, Mr. Collins served as President of Enron Oil & Gas Co. Mr. Collins also serves on the Board of Directors of Encore Acquisition Company.

      Chad C. Deaton, 51, has served as President, Chief Executive Officer and director of the Company since August 2002. From 1976 through 1984, Mr. Deaton served in a variety of positions with the Dowell Division of Dow Chemical Company. Following Schlumberger’s acquisition of Dowell in 1984, Mr. Deaton served in management positions with Schlumberger in Europe, Russia and the United States. Mr. Deaton was Executive Vice President of Schlumberger Oilfield Services from 1998 to 1999. From September 1999 to September 2001, Mr. Deaton served as a Senior Advisor to Schlumberger Oilfield Services. Mr. Deaton also serves as an officer and director of certain of the Company’s subsidiaries, including Hanover Compression Limited Partnership, and serves as a director of CARBO Ceramics, Inc.

      Margaret K. Dorman1, 40, has served as a director of the Company since February 2004. Ms. Dorman is Senior Vice President, Chief Financial Officer and Treasurer of Smith International, Inc., a position she has held since 1999. While at Smith International, Ms. Dorman also served as Vice President, Controller and Assistant Treasurer from 1998 to 1999 and as Director of Financial Planning and Reporting from 1995 to 1998. Prior to joining Smith International, Inc., Ms. Dorman was Corporate Controller at Landmark Graphics Corporation from 1992 to 1995. Ms. Dorman began her career in 1985 as an auditor with Ernst & Young LLP.

      Robert R. Furgason, 68, has served as a director of the Company since May 1995. Dr. Furgason has served as the President of Texas A&M University Corpus Christi since 1990. He was Vice Chancellor of Academic Affairs and Professor of Chemical Engineering at the University of Nebraska from 1984 to 1990 and previously held a series of faculty and administrative positions at various universities. Dr. Furgason is the former President of the Accreditation Board for Engineering and Technology Board of Directors, and he also serves on a number of other accreditation, policy and civic boards.

      Victor E. Grijalva, 65, has served as a director of the Company since February 2002 and Chairman of the Board since March 2002. From August 2 to August 19, 2002, Mr. Grijalva served as interim President and Chief Executive Officer of the Company. Mr. Grijalva began his career with Schlumberger in 1964 as a senior development engineer and, after a number of overseas assignments, served as President of Wireline and Testing in North America and Executive Vice President of Oilfield Services Worldwide before being appointed Vice Chairman of Schlumberger in 1998. Mr. Grijalva retired from Schlumberger on December 31, 2001. Mr. Grijalva is also a director of Transocean, Inc. and is an advisory director of Tenaris S.A.

      Gordon T. Hall, 45, has served as a director of the Company since March 2002. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Hall served as Senior Oil Field Services Analyst and Co-head of the global energy group. Mr. Hall joined the First Boston Corporation in 1987 as a technology analyst. Prior to joining First Boston Corporation, Mr. Hall was an engineer with Raytheon Corporation. Mr. Hall is also a director of Hydril Company, serves as a director of a privately held company and is affiliated with several non-profit organizations.

      Stephen M. Pazuk1, 60, has served as a director of the Company since February 2004. Mr. Pazuk has served as Chief Financial Officer and Treasurer of Drive Thru Technology since 2000. He has also been involved in real estate development in Boston, Massachusetts and in venture capital investments since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP in June 2000. Mr. Pazuk started his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. He worked as a senior tax professional with Price Waterhouse & Co. from 1965 to 1968. Mr. Pazuk currently serves on the board of several privately-held companies.

      Alvin V. Shoemaker, 65, has served as a director of the Company since May 1991. Mr. Shoemaker has been a private investor since his retirement as Chairman of the Board of the First Boston Corporation and First Boston, Inc. in January 1989, a position he assumed in 1983. Mr. Shoemaker is also a director of Wynn Resorts and certain privately held companies.

1 Ms. Dorman and Mr. Pazuk were recommended as nominees to the Board by certain of the Company’s stockholders pursuant to the Settlement of the Securities Litigation (as described on page 13), and were appointed as directors by the Board on February 3, 2004.

INFORMATION REGARDING CORPORATE GOVERNANCE,

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      The Company’s directors are elected at each annual meeting of stockholders to serve until the next annual meeting of the Company or until their respective successors are duly elected and qualified. The Board of Directors (the “Board”) has designated an Audit Committee, a Finance Committee, a Nominating and Corporate Governance Committee, and a Management Development and Compensation Committee to assist in the discharge of the Board’s responsibilities. Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders and serve for one-year terms. Victor Grijalva, Chairman of the Board, has been designated the Company’s lead independent director. The Board and the committees of the Board are governed by Governance Principles and Committee Charters, which are reviewed by the Board annually and are available to the public on our web site at www.hanover-co.com.

      The Board annually evaluates the independence and financial expertise of the members of the Board and has determined that all directors are independent with the exception of Mr. Deaton, who serves as

President and Chief Executive Officer of the Company. The Board’s determination relating to the independence and financial expertise of its members is based on applicable laws, regulations, the Company’s Governance Principles, the rules of the New York Stock Exchange and a review of any direct or indirect relationships between each director or his or her immediate family and the Company.

      Stockholders may communicate with the Board or any individual member of the Board by writing to us in care of the Office of the General Counsel at the following address: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086, Attention: Office of the General Counsel. All inquiries will be forwarded to the Board at the next regularly scheduled meeting.

Audit Committee

      During 2003, the Audit Committee was comprised of Jon Brumley (Chairman), Gordon Hall and Alvin Shoemaker, each of whom the Board has determined to be independent and possess the requisite financial literacy to serve on the committee. Based on Mr. Hall’s experience as a financial analyst with Credit Suisse First Boston, the Board has determined that Mr. Hall qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. A Report of the Audit Committee is included in this Proxy Statement at page 18.

      The composition, purpose and responsibilities of the Audit Committee are set forth in the Audit Committee’s charter, a current copy of which is attached to this Proxy Statement as Appendix A. In general, the Audit Committee has been appointed by the Board to help ensure the accuracy and completeness of our financial statements; the independence, qualifications and performance of our independent auditors, including the approval of audit and permitted non-audit services (including fees) performed by the independent auditors; and the effectiveness of our internal system of audit and financial and disclosure controls.

Finance Committee

      The current members of the Finance Committee are Gordon Hall (Co-Chair) and Alvin Shoemaker (Co-Chair). During 2003, the Finance Committee was comprised of Gordon Hall (Co-Chair), Alvin Shoemaker (Co-Chair), René Huck (through May 15, 2003), Michael O’Connor (through July 23, 2003) and Melvyn Klein (through January 7, 2004).

      In general, the Finance Committee has been charged with the responsibility to assist the Board in its oversight of debt and equity offerings, dividend policy, capital management, foreign currency management and other financial matters.

Nominating and Corporate Governance Committee

      During 2003, the Nominating and Corporate Governance Committee (the “Governance Committee”) was comprised of Victor Grijalva (Chairman), Ted Collins and Robert Furgason, each of whom the Board has determined to be independent.

      In general, the Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition and compensation of the Board and its committees, and review and implement the Company’s Governance Principles.

      Stockholders may propose director nominees to the Governance Committee (for consideration for election at the 2005 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 26, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086; Attention: Corporate Secretary. Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards, the existing size and composition of the Board and Board balance interests. The Governance Committee believes that all Board members should, at a minimum, possess the following qualifications: (i) the highest personal and professional ethics and integrity and outstanding judgment, skill and expertise in matters relevant to our business; (ii) competence in areas of particular importance to us such as finance, accounting, international business, and relevant technical expertise; (iii) a commitment to enhancing the long-term interests of our stockholders as a whole and not biased toward the interests of any particular segment of the stockholder or employee population; and (iv) the willingness to devote sufficient time to carrying out their duties and responsibilities effectively. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meeting. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to Hanover’s Board impractical or unadvisable and should satisfy the qualification and composition requirements of the Board and its committees, as required by law or the rules of the NYSE, our certificate of incorporation and bylaws and our Corporate Governance Principles.

Management Development and Compensation Committee

      During 2003, the Management Development and Compensation Committee (the “Compensation Committee”) was comprised of Robert Furgason (Chairman), Jon Brumley, Ted Collins and Victor Grijalva, each of whom the Board has determined to be independent.

      In general, the Compensation Committee has been appointed by the Board to assist in the selection, development and retention of executive talent and to oversee the creation and implementation of the Company’s compensation philosophy and strategy. A Report of the Compensation Committee is included in this Proxy Statement at page 20.

Attendance at Meetings

      We expect members of the Board to attend all meetings. During fiscal year 2003, the Board took action by unanimous written consent once and met an additional eight times; the Audit Committee met seven times; the Compensation Committee met four times; the Finance Committee met seven times; and the Governance Committee met five times. Each regularly scheduled Board meeting includes an executive session in which only non-employee Board members participate. The directors (as a group) attended 93% of the aggregate number of meetings of the Board and Board committees on which they served during 2003. All directors individually attended at least 82% of the aggregate number of meetings of the Board and Board committees on which they served during 2003. Directors are also encouraged to attend annual meetings of stockholders, although such attendance is mandatory only for the Chairman of the Board, who also acts as lead director. All directors attended the Annual Stockholders’ Meeting held on May 15, 2003.

Compensation of Directors

      For fiscal year 2003, the Governance Committee recommended and the Board approved remuneration for members of the Board that was composed of approximately 50% cash and 50% stock and stock options. The directors (other than Victor Grijalva and Chad Deaton) receive a cash retainer in the annual amount of $30,000 (payable in four equal quarterly installments) plus the reimbursement of expenses incurred for attendance at the meetings of the Board and its committees. The chairman of the Audit Committee also receives an annual retainer of $10,000 (payable in four equal quarterly installments) and the chairmen of the Compensation, Finance, and Governance Committees each receive an annual retainer of $5,000 (payable in four equal quarterly installments). On July 16, 2003, each director (other than Victor Grijalva and Chad Deaton) was granted 4,000 shares of restricted stock as well as non-qualified options to purchase 4,000 shares of Common Stock at a price of $11.43 per share, the closing market price on the grant date. Such restricted stock and stock options vest 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Directors are required to retain their restricted stock until their service as a director concludes. On July 16, 2003, the Board additionally approved the payment to directors (other than Victor Grijalva and Chad Deaton) of $1,000 per meeting attended, subject to a maximum payment of $1,000 per day.

      Upon their appointment as director on February 3, 2004, the Board awarded to each of Ms. Dorman and Mr. Pazuk 4,000 shares of restricted stock as well as non-qualified options to purchase 4,000 shares of Common Stock at a price of $12.60 per share, the closing market price on the grant date. Such restricted stock and stock options vest 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company).

      In lieu of the amounts paid to directors described above, Victor Grijalva receives $150,000 per year (payable in four equal quarterly installments) as a fee for his services as Chairman of the Board. In addition, on July 16, 2003, Mr. Grijalva was granted 8,000 shares of restricted stock as well as non-qualified options to purchase 8,000 shares of Common Stock at a price of $11.43 per share, the closing market price on the grant date. The restricted stock and options vest 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). Mr. Grijalva does not receive a retainer for his service as Chairman of the Nominating and Governance Committee nor does he receive meeting fees.

      Chad Deaton receives compensation for his services as an executive officer of the Company. Mr. Deaton does not receive additional compensation for his services as a director of the Company.

Compensation Committee Interlocks and Insider Participation

      On July 30, 2003, our subsidiary, Hanover Compression Limited Partnership (“HCLP”) entered into a Membership Interest Redemption Agreement pursuant to which HCLP’s 10% interest in Energy Transfer Group, LLC (“ETG”) was redeemed, and as a result HCLP withdrew as a member of ETG. In consideration for the surrender of HCLP’s 10% membership interest in ETG, pursuant to a Partnership Interest Purchase Agreement dated as of July 30, 2003, subsidiaries of ETG sold to subsidiaries of HCLP their entire 1% interest in Energy Transfer Hanover Ventures, L.P. (“Energy Ventures”). As a result of the transaction, we now own, indirectly, 100% of Energy Ventures. Our 10% interest in ETG was carried on our books for no value. Ted Collins, Jr., a Director of Hanover, owned 100% of Azalea Partners, which at the time of the transaction, owned 13% of ETG. We advanced working capital to ETG, for certain costs incurred by ETG for the performance of services relating to Energy Ventures’ power generation business. During the fiscal year ended December 31, 2003, the largest aggregate amount advanced under this arrangement was $0.4 million. The advances did not bear interest. In 2003, ETG billed Hanover $0.5 million for services rendered to reimburse ETG for expenses incurred on behalf of Energy Ventures during the year, and we recorded sales of approximately $2.8 million related to equipment leases and parts sales to ETG.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 31, 2004, the beneficial ownership of the Common Stock by (i) each person who is known by us to beneficially own more than 5% of the outstanding Common Stock (“5% Stockholders”), (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table appearing on page 11 of this Proxy Statement, and (iv) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of March 31, 2004, 85,515,513 shares of our Common Stock were issued and outstanding. Information on the 5% Stockholders is based upon statements that have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) or Section 13(g) under the Securities Exchange Act of 1934 or other information provided by such 5% Stockholders.

	Number of Shares		Approximate
Name	Beneficially Owned		Percent of Class

Eastbourne Capital Management, L.L.C. and Richard J. Barry	5,049,600	(1)	5.9%
1101 Fifth Avenue, Suite 160 San Rafael, California 94901
Milberg Weiss Bershad Hynes & Lerach LLP	5,000,000	(2)	5.8%
401 B Street, Suite 1700 San Diego, California 92101
Schlumberger Limited	8,707,693	(3)	10.2%
153 East 53rd Street, 57th Floor New York, New York 10022
Schlumberger Technology Corporation	6,911,231		8.1%
153 East 53rd Street, 57th Floor New York, New York 10022
Shapiro Capital Management Company, Inc.	6,935,657	(4)	8.1%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, Georgia 30305
I. Jon Brumley	38,092	(5)	*
Ted Collins, Jr.	347,723	(6)	*
Margaret K. Dorman	4,000	(7)	*
Robert R. Furgason	22,292	(8)	*
Victor E. Grijalva	130,500	(9)	*
Gordon T. Hall	58,692	(10)	*
Stephen M. Pazuk	4,000	(11)	*
Alvin V. Shoemaker	341,248	(12)	*
Chad C. Deaton	124,319	(13)	*
John E. Jackson	105,405	(14)	*
Mark S. Berg	43,451	(15)	*
Peter G. Schreck	13,049	(16)	*
Stephen P. York	17,462	(17)	*
All current directors and executive officers as a group (13 persons)	1,250,233	(18)	1.5%

*	Less than one percent

(1)	Eastbourne Capital Management and Mr. Barry each disclaim beneficial ownership of these shares except to the extent of their respective pecuniary interest therein. Eastbourne and Barry are filing jointly as a group, but disclaim membership in a group, within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended. Eastbourne Capital Management and Mr. Barry share voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	As of March 31, 2004, Milberg Weiss held these shares in its capacity as the escrow agent for the Settlement Fund. The Settlement Fund was established, and holds the consideration deposited, in connection with the Settlement of the Securities Litigation, which is more fully described under “Certain Relationships and Related Transactions” on page 13 of this Proxy Statement. These shares were contributed to the Settlement Fund by the Company and GKH after the Settlement became effective. As of March 31, 2004, Milberg Weiss had dispositive power with respect to these shares only to the extent necessary to fulfill the terms of the Settlement as ordered by the United States District Court for the Southern District of Texas.

(3)	Includes (i) 6,911,231 shares of the Common Stock owned by Schlumberger Technology Corporation, (ii) 1,430,304 shares of the Common Stock owned by Schlumberger Surenco, S.A., and (iii) 366,158 shares of the Common Stock owned by Schlumberger Oilfield Holdings, Limited. Schlumberger Limited, as the direct or indirect owner of all these entities, may be deemed to beneficially own all 8,707,693 shares of Common Stock listed above.

(4)	Shapiro Capital Management Company, Inc. is an investment adviser under the Investment Advisers Act of 1940. One or more of its advisory clients is the legal owner of the shares reported in the table. Pursuant to the investment advisory agreements with its clients, Shapiro Capital Management has the authority to dispose of the Company’s Common Stock. Some of its clients have the right to receive dividends from the securities that Shapiro Capital Management manages; however, no client has an interest relating to more than 5% of the Company’s Common Stock. Samuel R. Shapiro is president, director and majority stockholder of Shapiro Capital Management Company, Inc. By virtue of his relationship with Shapiro Capital Management, he exercises dispositive power over the 6,619,757 shares held by Shapiro Capital Management and exercises dispositive power over the 210,900 shares held by The Kaleidoscope Fund, LP. Mr. Shapiro, therefore, may be deemed to have indirect beneficial ownership of the 6,830,657 shares held by Shapiro Capital Management and The Kaleidoscope Fund, LP. He has no interest in dividends or proceeds from the sale of such shares, owns no such securities for his own account, and disclaims beneficial ownership of all the shares reported by Shapiro Capital Management. Mr. Shapiro may also be deemed the beneficial owner of 105,000 shares owned by his wife.

(5)	Includes (i) 3,092 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Brumley and (ii) 4,000 shares of restricted stock (over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date.

(6)	Includes (i) shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock warrants (2,095 shares) and stock options (3,092 shares) held by Mr. Collins and (ii) 4,000 shares of restricted stock (over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date. Includes 6,000 shares held in trust for the benefit of Mr. Collins’ two children; Mr. Collins is the trustee of such trust but disclaims beneficial ownership of such shares.

(7)	Includes 4,000 shares of restricted stock (over which Ms. Dorman currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on February 3, 2005, the first anniversary of the grant date.

(8)	Includes (i) 3,092 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Dr. Furgason and (ii) 4,000 shares of restricted stock (over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date. Includes 400 shares owned by Dr. Furgason’s wife. Dr. Furgason disclaims beneficial ownership of the 400 shares owned by his wife.

(9)	Includes (i) 62,500 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Grijalva and (ii) 8,000 shares of restricted stock

(over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date.

(10)	Includes (i) 3,092 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Hall and (ii) 4,000 shares of restricted stock (over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date.

(11)	Represents 4,000 shares of restricted stock (over which Mr. Pazuk currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on February 3, 2005, the first anniversary of the grant date.

(12)	Includes (i) 3,092 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Shoemaker and (ii) 4,000 shares of restricted stock (over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date. Includes 10,292 shares held by Shoemaker Family Partners L.P. and 10,000 shares held by the Shoemaker 1998 Descendents Trust, both of which Mr. Shoemaker is associated and may be deemed a beneficial owner.

(13)	Includes (i) 50,000 shares that can be acquired immediately or within 60 days of March 31, 2004 through the exercise of stock options held by Mr. Deaton and (ii) 59,219 shares of restricted stock (over which he currently has voting power, but not dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date.

(14)	Includes (i) 76,666 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Jackson, (ii) 28,590 shares of restricted stock (over which he has voting power and, once vested, dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date, and (iii) 149 shares held in the Hanover 401(k) Plan as of December 31, 2003.

(15)	Includes (i) 43,334 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Berg and (ii) 117 shares held in the Hanover 401(k) Plan as of December 31, 2003. Mr. Berg terminated his employment with the Company effective March 31, 2004, and on such date Mr. Berg’s unvested stock options and restricted stock were forfeited and are therefore not included in his reported holdings.

(16)	Includes (i) 2,182 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. Schreck, (ii) 7,760 shares of restricted stock (over which he has voting power and, once vested, dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date, (iii) 747 shares of restricted stock (over which the holder has voting power and, once vested, dispositive power) that vest over a three-year period at the rate of 33% per year, beginning on April 22, 2004, (iv) 111 shares held in the Hanover 401(k) Plan as of December 31, 2003, and (v) 249 shares held in a brokerage account.

(17)	Includes (i) 10,417 shares that can be acquired immediately or within 60 days of March 31, 2004, through the exercise of stock options held by Mr. York, (ii) 6,943 shares of restricted stock (over which he has voting power and, once vested, dispositive power) that vest over a four-year period at the rate of 25% per year beginning on July 16, 2004, the first anniversary of the grant date, and (iii) 102 shares held in the Hanover 401(k) Plan as of December 31, 2003.

(18)	Includes the share ownership of all officers and directors as reflected above in the table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file reports with the SEC and the Company disclosing their initial beneficial ownership of Common Stock and changes in such ownership. Mr. Shoemaker filed a late Form 4 with respect to three transactions in 2003. Schlumberger Limited filed a late Form 3 and a late Form 4 with respect to three transactions in 2003. Based upon a review of such reports furnished to us and certifications from our directors and executive officers, we believe that during 2003, all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them, except as disclosed above.

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table sets forth certain information with respect to compensation paid by the Company during the past three fiscal years to our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long Term Compensation
		Annual Compensation
						Securities
				Other Annual	Restricted	Underlying	All Other
				Compensation	Stock	Options	Compensation
Name and Principal Position	Year	Salary	Bonus(1)	(2)(3)	Awards(1)	(# of Shares)	(3)

Chad C. Deaton(4)	2003	$540,000	$447,660	—	$676,873	80,781	$7,966
President and Chief	2002	$197,308	$172,125	—	—	200,000	$309
Executive Officer	2001	N/A	N/A	N/A	N/A	N/A	N/A
John E. Jackson(5)	2003	$304,615	$263,493	—	$326,784	37,910	$118,359
Senior Vice President and	2002	$281,538	$240,329	—	—	140,000	$211,742
Chief Financial Officer	2001	N/A	N/A	N/A	N/A	N/A	N/A
Mark S. Berg(6)	2003	$304,615	$260,100	—	$280,103	32,494	$356,810
Senior Vice President,	2002	$196,154	$160,000	—	—	140,000	$1,480
General Counsel	2001	N/A	N/A	N/A	N/A	N/A	N/A
and Secretary
Peter G. Schreck(7)	2003	$172,115	$54,939	—	$88,697	10,290	$4,339
Vice President— Treasury	2002	$161,250	$50,100	—	$18,894	7,275	$1,625
and Planning	2001	$135,000	$70,000	—	—	—	$41,509
Stephen P. York(8)	2003	$164,689	$52,545	$38,504	$79,358	9,207	$58,988
Vice President—	2002	$120,000	$48,000	$58,592	—	25,000	$1,353
Controller	2001	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Annual bonus amounts represent amounts earned and accrued during 2003, 2002, and 2001, but paid subsequent to the end of the year. The restricted stock awards vest 25% per year beginning on the first anniversary of the grant date. The number and value of the aggregate restricted stock holdings at December 31, 2003, for each of the Named Executive Officers follows: Mr. Deaton (59,219 shares valued at $660,292), Mr. Jackson (28,590 shares valued at $318,779), Mr. Berg (24,506 shares valued at $273,242), Mr. Schreck (7,760 shares valued at $86,524), Mr. York (6,943 shares valued at $77,414). If the Company declares a dividend on shares of the Common Stock, holders of restricted stock will be entitled to receive such dividends whether or not such shares of restricted stock have vested. Holders of restricted stock have voting power and, once vested, dispositive power with respect to such shares.

(2)	In accordance with the rules of the SEC, the dollar value of perquisites and other personal benefits of a Named Executive Officer is shown only if it exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.

(3)	These amounts for 2003 include other miscellaneous compensation described in the footnotes below for each Named Executive Officer.

(4)	Mr. Deaton joined Hanover in August 2002. The amount set forth under “All Other Compensation” for 2003 includes (i) $6,000 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants) and (ii) the premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $1,966.

(5)	Mr. Jackson joined Hanover in January 2002. The amount set forth under “All Other Compensation” for 2003 includes (i) $5,998 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $1,123, (iii) relocation expenses in the amount of $84,629, and (iv) third party moving expenses in the amount of $24,725 and (v) storage fees of $1,884.

(6)	Mr. Berg joined Hanover in May 2002 and terminated his employment with the Company effective March 31, 2004, at which time all stock option and restricted stock awards granted in 2003 and 96,666 unvested stock options granted in 2002 reported in this table were forfeited. The amount set forth under “All Other Compensation” for 2003 includes (i) $3,808 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $1,102, and (iii) a lump sum payment of $351,900 paid in March 2004.

(7)	Mr. Schreck joined Hanover in September 2000. The amount set forth under “All Other Compensation” for 2003 includes (i) $3,691 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), and (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $648.

(8)	Mr. York joined Hanover in April 2002. The amount set forth under “Other Annual Compensation” includes $12,122 for rental of a corporate apartment and $21,764 for personal travel expense paid by Hanover during 2003 and $40,141 for personal travel expense paid by Hanover during 2002. The amount set forth under “All Other Compensation” for 2003 includes (i) $5,760 Company match in his account in the Hanover 401(k) Plan (subject to vesting requirements applicable to all participants), (ii) premiums paid by Hanover for group term life and accidental death and disability insurance in the amount of $619, (iii) relocation expenses in the amount of $51,259, and (iv) third party moving expenses in the amount of $1,350.

Option Holdings

      The following table includes information on grants of stock options by the Company during fiscal year 2003 to the Named Executive Officers. We have not granted stock appreciation rights to any Named Executive Officer.

STOCK OPTIONS GRANTED IN 2003

					Potential Realizable Value
					at Assumed Annual? Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted To	or Base
	Options	Employees in	Price
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Expiration Date	5%($)	10%($)

Chad C. Deaton	80,781	14.87%	$11.43	July 16, 2013	$580,675	$1,471,545
Mark S. Berg(2)	32,494	5.98%	$11.43	July 16, 2013	$233,576	$591,926
John E. Jackson	37,910	6.98%	$11.43	July 16, 2013	$272,507	$690,587
Peter G. Schreck	10,290	1.89%	$11.43	July 16, 2013	$73,967	$187,448
Stephen P. York	9,207	1.69%	$11.43	July 16, 2013	$66,182	$167,719

(1)	These grants consist of non-qualified options to acquire shares of Common Stock, which vest 25% per year beginning on the first anniversary of the grant date and are subject to accelerated vesting upon a change of control of the Company.

(2)	Effective March 31, 2004, all of Mr. Berg’s stock options reported in this table were forfeited. See “Employment Arrangements with Management” on page 17.

      The following table includes information concerning the stock options exercised by the Named Executive Officers during fiscal year 2003 and the unexercised options held by the Named Executive Officers as of December 31, 2003.

AGGREGATED OPTION EXERCISES AND 2003 YEAR-END OPTION VALUES

			Number of Shares
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Chad C. Deaton	—	—	50,000	230,781	$58,000	$174,000
Mark S. Berg(2)	—	—	43,334	129,160	$13,400	$40,200
John E. Jackson	—	—	43,334	134,576	$13,400	$40,200
Peter G. Schreck	—	—	727	16,838	—	—
Stephen P. York	—	—	7,084	27,123	$5,025	$15,075

(1)	The value is based upon $11.15 per share, the closing price of the Common Stock on the NYSE on December 31, 2003, less the exercise price.

(2)	Effective March 31, 2004, all of Mr. Berg’s unexercisable options listed in the table were forfeited. See “Employment Arrangements with Management” on page 17.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with the restatements of our financial statements announced in 2002, certain of our directors and former officers were named as defendants in certain consolidated derivative, class action and ERISA lawsuits (the “Securities Litigation”) and were involved with an investigation conducted by the Staff of the SEC.

      On February 9, 2004, the United States District Court for the Southern District of Texas entered three Orders and Final Judgments, approving a settlement on the terms agreed upon in the Stipulation of Settlement with respect to the Securities Litigation (the “Settlement”). The court also entered an Order and Final Judgment approving the plans of allocation with respect to each action, as well as an Order and Final Judgment approving the schedule of attorneys’ fees for counsel for the settling plaintiffs. The time in which these Orders and Final Judgments may be appealed expired on March 10, 2004 without any appeal being lodged. The Settlement has therefore become final and will be implemented according to its terms. The terms of the Settlement provided for us to contribute the following to a settlement fund (“the Settlement Fund”): (1) a cash payment of approximately $30 million (of which $26.7 million was funded by payments from Hanover’s directors and officers insurance carriers), (2) 2.5 million shares of our Common Stock, and (3) a contingent note with a principal amount of $6.7 million.

      With respect to the SEC investigation, in December 2003, we entered into a settlement with the SEC, concluding the SEC investigation into the transactions underlying, and other matters relating to, the restatement of Hanover’s financial statements for fiscal years 1999, 2000 and 2001. Without admitting or denying any of the SEC’s findings, we consented to the entry of a cease and desist order requiring future compliance with certain periodic reporting, record keeping and internal control provisions of the securities laws. The settlement did not impose any monetary penalty on the Company and required no additional restatements of our historical financial statements.

      In connection with these proceedings, we advanced expenses on behalf of indemnified officers and directors of approximately $1.2 million during 2003. Of this amount, $47,000 was incurred on behalf of directors Ted Collins, Jr., Robert R. Furgason, and Alvin V. Shoemaker and former directors René Huck, Melvyn N. Klein, and Michael A. O’Connor; and $16,000 was incurred on behalf of directors I. Jon Brumley, Victor E. Grijalva, and Gordon T. Hall.

      See the description of transactions involving Ted Collins, a director of the Company, under “INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD— Compensation Committee Interlocks and Insider Participation.”

Transactions with GKH Entities

      GKH Investments, L.P. and GKH Partners, L.P. (collectively, “GKH”) who, as of December 31, 2003, together beneficially owned approximately 10% of our outstanding Common Stock, and other stockholders (collectively with GKH, the “Holders”) are, together with Hanover, parties to a Third Amended and Restated Registration Rights Agreement dated December 5, 1995 (the “GKH Rights Agreement”). The GKH Rights Agreement generally provides that if we propose to register shares of our capital stock or any other securities under the Securities Act of 1933, then upon the request of those Holders owning in the aggregate at least 2.5% of the shares of Common Stock subject to the GKH Rights Agreement (the “Registrable Securities”) then held by all of the Holders, we will use our reasonable best efforts to cause the Registrable Securities so requested by the Holders to be included in the applicable registration statement, subject to underwriters’ cutbacks. We are also obligated to effect the registration of Registrable Securities upon the written request of Holders representing 18% of our outstanding shares of Common Stock. We are required to pay all registration expenses in connection with registrations of Registrable Securities effected pursuant to the GKH Rights Agreement.

      GKH has advised us that it is in the process of dissolving and “winding up” its affairs. On November 12, 2002, GKH informed us that GKH advised its limited partners that it was extending the wind-up process of the partnership for an additional twelve months from January 25, 2003 until January 25, 2004. On December 3, 2002, GKH, as nominee for GKH Private Limited, and GKH Investments, L.P. made a partial distribution of 10.0 million shares out of a total of 18.3 million shares held by GKH to its limited and general partners. As part of the wind-up process, GKH may liquidate or distribute substantially all of its assets, including the remaining shares of Common Stock owned by GKH, to its partners. On March 11, 2004, we received a letter from the administrative trustee of the GKH Liquidating Trust indicating that it and one of its affiliates had decided to distribute 5.8 million shares of the 8.3 million shares of our Common Stock owned by the GKH Liquidating Trust (formerly held by GKH) and its affiliate to the relevant beneficiaries. The remaining 2.5 million shares of Common Stock held by GKH were paid into the Settlement Fund, which is described on page 13.

      GKH which, prior to March 11, 2004 owned approximately 10% of our outstanding Common Stock and which sold shares in the March 2001 secondary offering of our Common Stock, are parties to the Settlement and have agreed to settle claims against them that arise out of that offering as well as other potential securities, ERISA, and derivative claims. The terms of the Settlement provide for GKH to transfer 2.5 million shares of our Common Stock from their holdings or from other sources to the Settlement Fund.

      On May 12, 2003, in connection with GKH’s agreement to contribute 2.5 million shares to the Settlement, we agreed to pay GKH 50% of any cash contributions made by third parties which reduces the value of our contribution toward the Settlement from our own assets. In October 2003, we entered into a settlement agreement with a third party service provider, whereby such third party agreed, among other things, to make a $500,000 cash payment to Hanover and to issue a $100,000 credit for fees and other charges. In October 2003, a Memorandum of Understanding relating to the Settlement of the Securities Litigation was amended to provide, among other things, for the settlement of the Harbor Finance Partners

(“Harbor Finance”) action (which action was not originally included in the Securities Litigation Settlement) in exchange for an additional cash contribution by us to the Settlement Fund in the amount of $225,000. In addition, the May 12, 2003 agreement with GKH was amended to include, when calculating the amount owed to GKH for additional cash contributions made by third parties, the third party service providers’ $100,000 credit for fees and other charges and the additional $225,000 that Hanover paid to settle the Harbor Finance action. Pursuant to the May 12, 2003 agreement with GKH, in March 2004, we paid GKH 50% of the difference between the amount Hanover received from this third party service provider, less the additional amount we contributed to the Settlement to settle the Harbor Finance claim, or $187,500.

Transactions with Schlumberger Entities

      In August 2001, we purchased Production Operators Corporation (“POC”) from the Schlumberger Companies (as defined below). Schlumberger Limited (Schlumberger Limited and the Schlumberger Companies, collectively are referred to as “Schlumberger”) owns, directly or indirectly, all of the equity of the Schlumberger Companies. Pursuant to the Lock-Up, Standstill and Registration Rights Agreement, dated as of August 31, 2001 (the “Schlumberger Rights Agreement”), between Schlumberger Technology Company, Camco International Inc., Schlumberger Surenco, S.A., Schlumberger Oilfield Holdings Limited, Operational Services, Inc. (collectively, the “Schlumberger Companies”) and Hanover, we granted to each of the Schlumberger Companies certain registration rights in connection with shares of Common Stock received by the Schlumberger Companies as consideration in the POC acquisition (the “Hanover Stock”). The registration rights granted to the Schlumberger Companies include (i) the right, subject to certain restrictions, to register the Hanover Stock in any registration of securities initiated by us within the period of time beginning on the third anniversary of the date of the Schlumberger Rights Agreement and ending on the tenth anniversary of the date of the Schlumberger Rights Agreement (such period of time, the “Registration Period”), and (ii) the right, subject to certain restrictions, to demand up to five registrations of the Hanover Stock within the Registration Period. We are required to pay all registration expenses in connection with registrations of Hanover Stock pursuant to the Schlumberger Rights Agreement. For a period of three years from the date of the Schlumberger Rights Agreement, the Schlumberger Companies are prohibited from, directly or indirectly, selling or contracting to sell any of the Hanover Stock. The Schlumberger Rights Agreement also provides that during such three-year period, none of the Schlumberger Companies shall, without our written consent, (i) acquire or propose to acquire, directly or indirectly, greater than twenty-five percent (25%) of the shares of Common Stock, (ii) make any public announcement with respect to, or submit a proposal for, any extraordinary transaction involving Hanover, (iii) form or join in any group with respect to the matters set forth in (i) above, or (iv) enter into discussions or arrangements with any third party with respect to the matters set forth in (i) above.

      Schlumberger has the right under the POC purchase agreement, so long as Schlumberger owns at least 5% of our Common Stock and subject to certain restrictions, to nominate one representative to sit on our Board of Directors. Schlumberger currently has no representative who sits on our Board of Directors.

      As part of the purchase agreement entered into with respect to the POC acquisition, we were required to make a payment of up to $58.0 million plus interest from the proceeds of, and due upon the completion of, a financing of PIGAP II, a South American joint venture acquired by Hanover from Schlumberger. Because the joint venture failed to execute the financing on or before December 31, 2002, we had the right to put our interest in the joint venture back to Schlumberger in exchange for a return of the purchase price allocated to the joint venture, plus the net amount of any capital contributions by us to the joint venture. In January 2003, we gave notice of our intent to exercise our right to put our interest in the joint venture back to Schlumberger. If not exercised, the put right would have expired as of February 1, 2003. In May 2003, in connection with the agreement to terminate our right to put our interest in PIGAP II back to Schlumberger we agreed with Schlumberger Surenco, an affiliate of Schlumberger, to the modification of the repayment terms of the $58.0 million obligation. The obligation was converted into a non-recourse promissory note with a 6% interest rate compounding semi-annually until maturity in December 2053 (the “PIGAP Note”). In October 2003, the PIGAP II joint venture closed on the project’s financing and distributed approximately $78.5 million to us, of which approximately $59.9 million was used to pay off the PIGAP Note.

      In connection with the agreement to terminate our right to put our interest in PIGAP II back to Schlumberger, we also agreed with Schlumberger to restructure the $150 million subordinated note that Schlumberger received from Hanover in August 2001 as part of the purchase price for our acquisition of POC’s natural gas compression business, ownership interest in certain joint venture projects in South America (including PIGAP II), and related assets. As of March 31, 2003, the date from which the interest rate was adjusted, the $150 million subordinated note had an outstanding principal balance of approximately $171 million, including accrued interest. We restructured the $150 million subordinated note as our Zero Coupon Subordinated Notes due March 31, 2007, which notes were issued to Schlumberger and were subsequently sold by Schlumberger in a registered public offering in December 2003. Original issue discount accretes under the Zero Coupon Notes at a rate of 11.0% per annum for their remaining life, up to a total principal amount of $262.6 million payable at maturity. The notes will accrue additional interest at a rate of 2.0% per annum upon the occurrence and during the continuance of an event of default under the notes. The notes will also accrue additional interest at a rate of 3.0% per annum if our consolidated leverage ratio, as defined in the indenture governing the notes, exceeds 5.18 to 1.0 as of the end of any two consecutive fiscal quarters. Notwithstanding the preceding, in no event will the total additional interest accruing on the notes exceed 3.0% per annum if both of the previously mentioned circumstances occur. The notes also contain a covenant that limits our ability to incur additional indebtedness if its consolidated leverage ratio exceeds 5.6 to 1.0, subject to certain exceptions. Pursuant to our agreement with Schlumberger, we paid all of the legal costs and other expenses relating to the registered public offering of the Zero Coupon Notes in the amount of $0.8 million.

      In August 2001, we entered into a five-year strategic alliance with Schlumberger intended to result in the active support of Schlumberger in fulfilling certain of our business objectives. The principal components of the strategic alliance include (1) establishing Hanover as Schlumberger’s most favored supplier of compression, natural gas treatment and gas processing equipment worldwide, (2) Schlumberger’s coordination and cooperation in further developing our international business by placing our personnel in Schlumberger’s offices in six top international markets and (3) providing us with access to consulting advice and technical assistance in enhancing its field automation capabilities. During 2003, we received approximately $0.5 million in payments from Schlumberger to reimburse us for our efforts in connection with the alliance.

Employment Arrangements with Management

      Chad C. Deaton. We have entered into an agreement with Mr. Deaton in which we agreed that if we terminate Mr. Deaton, who serves as President and Chief Executive Officer, within 12 months after a change of control occurs, or during that period Mr. Deaton terminates his employment for good reason, Mr. Deaton would be entitled to a severance payment equal to three times the sum of his annual base salary and target bonus, and we would accelerate the vesting of all long-term incentives as well as the Company match in the 401(k) Plan. If we terminate Mr. Deaton without cause at any time other than the 12 months following a change of control, Mr. Deaton would be entitled to a severance payment equal to his annual base salary. In either of these circumstances, we would reimburse Mr. Deaton for his health insurance premiums for a period of up to eighteen months following his termination. If we terminate Mr. Deaton with cause, or Mr. Deaton terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Deaton.

      John E. Jackson. The Board has authorized the Company to enter into an agreement that provides that if we terminate Mr. Jackson, who serves as Senior Vice President and Chief Financial Officer, within 12 months after a change of control occurs, or during that period Mr. Jackson terminates his employment for good reason, Mr. Jackson would be entitled to a severance payment equal to three times the sum of his annual base salary and target bonus, and we would accelerate the vesting of all long-term incentives as well as the Company match in the 401(k) Plan. If we terminate Mr. Jackson with cause, or Mr. Jackson terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Jackson.

      Mark S. Berg. Through a letter agreement dated February 24, 2004, Mr. Berg, who served as Senior Vice President and General Counsel, terminated his employment with the Company effective March 31, 2004. Under the letter agreement, we agreed to pay Mr. Berg a bonus in the amount of $260,100 for 2003 performance and a lump sum payment in the amount of $351,900. In addition, we agreed to continue to provide health and welfare benefits at the employee rate until the earlier of (i) one year following the effective date of the agreement or (ii) the date on which Mr. Berg receives the opportunity to obtain health and welfare benefits from a new employer. All of Mr. Berg’s unvested stock options and restricted stock were forfeited as of his termination date. Under the letter agreement, Mr. Berg has agreed to provide consulting services to assist us in the transition to a new general counsel. A copy of the letter agreement was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003.

      Peter G. Schreck. The Board has authorized the Company to enter into an agreement that provides that if we terminate Mr. Schreck, who serves as Vice President— Treasurer, within 12 months after a change of control occurs, or during that period Mr. Schreck terminates his employment for good reason, Mr. Schreck would be entitled to a severance payment equal to one and one-half times the sum of his annual salary and target bonus, and we would accelerate the vesting of all long-term incentives as well as the Company match in the 401(k) Plan. If we terminate Mr. Schreck with cause, or Mr. Schreck terminates his employment without good reason, we are not obligated to make any severance payments to Mr. Schreck.

      Stephen P. York. The Board has authorized the Company to enter into an agreement that provides that if we terminate Mr. York, who serves as Vice President— Controller, within 12 months after a change of control occurs, or during that period Mr. York terminates his employment for good reason, Mr. York would be entitled to a severance payment equal to one and one-half times the sum of his annual salary and target bonus, and we would accelerate the vesting of all long-term incentives as well as the Company match in the 401(k) Plan. If we terminate Mr. York with cause, or Mr. York terminates his employment without good reason, we are not obligated to make any severance payments to Mr. York.

REPORT OF THE AUDIT COMMITTEE

      The following is the report of the Audit Committee for the year ended December 31, 2003. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in such filing.

      The Audit Committee is comprised of three directors who are “independent” as such term is defined under applicable laws, regulations, the Company’s Governance Principles and by the rules of the New York Stock Exchange. The Audit Committee operates under a written charter, which was updated and approved by the Board in March 2004. A copy of the charter is attached to this Proxy Statement as Appendix A.

      Management has primary responsibility for the Company’s financial statements and the overall financial reporting process, including the Company’s system of internal controls. In May 2002, the Audit Committee approved the selection of Deloitte & Touche LLP to conduct a risk assessment within the operational and functional areas of the Company and to create an internal audit plan for the remainder of fiscal year 2002 and for fiscal year 2003. At the 2003 Annual Meeting of Stockholders, upon recommendation of the Audit Committee and the full Board of Directors, PricewaterhouseCoopers LLP was approved by the stockholders to serve as the Company’s independent auditors for 2003.

      The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee also discussed these matters with PricewaterhouseCoopers LLP, Deloitte & Touche LLP, and the appropriate financial and management personnel at the Company. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP, Deloitte & Touche LLP, and the Company’s senior management, the process used for making the certifications by the Company’s Chief Executive Officer and Chief Financial Officer required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.

      PricewaterhouseCoopers LLP audited the 2003 annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flow of the Company in conformity with generally accepted accounting principles, and was given the opportunity to discuss with the Audit Committee any issues they believed should be raised with the Audit Committee. The Audit Committee reviewed and discussed the 2003 audited financial statements with management.

      Deloitte & Touche LLP has performed internal audit services for the Company during the year ended December 31, 2003. The internal audit services were performed under the supervision of the Audit Committee, which had responsibility of approving each project, its objectives, and the nature and scope of the procedures to be performed.

      The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. Such matters included, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

      The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence in relation to the Company.

      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the Company’s audited consolidated financial statements for the three years ended December 31, 2003, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Submitted by the Audit Committee
of the Board of Directors

I. Jon Brumley, Chair
Gordon T. Hall
Alvin V. Shoemaker

REPORT OF THE MANAGEMENT DEVELOPMENT

AND COMPENSATION COMMITTEE

      The Management Development and Compensation Committee (“Compensation Committee”) of the Board of Directors has prepared the following report regarding 2003 executive compensation. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

      The Compensation Committee, which is comprised of non-employee directors, is responsible for all components of the Company’s executive compensation programs and the aggregate cost-related aspects of non-executive compensation. The Compensation Committee works closely with the entire Board of Directors in the execution of its duties. This report is required by rules established by the SEC and provides specific information regarding compensation for the Company’s Chief Executive Officer and the other Named Executive Officers listed in the Summary Compensation Table on page 11.

Compensation Philosophy and Objectives of Executive Compensation Programs

      It is the philosophy of the Company and the Compensation Committee that all compensation programs should (i) link pay and performance and (ii) attract, motivate, reward and retain the executive talent required to achieve corporate objectives. The Company also focuses strongly on compensation tied to both operational and stock price performance, since these factors provide a clear link to enhancing stockholder value. From time to time, the Compensation Committee retains compensation consultants to assist with the design of its compensation plans.

      The Company determines competitive levels of compensation using published compensation surveys of companies of comparable size to the Company as measured by revenues and companies within the energy services industry; information obtained from compensation consultants; and analyses of compensation data contained in the proxy statements for energy services industry peer companies. Some of these companies are included in the Oilfield Service Index appearing in the Performance Graph on page 23.

      The Company’s compensation programs for executive officers include base salary, annual performance-based incentives, and long-term incentives. Each of these pay delivery programs is further described below.

Base Salaries

      Base salaries for executive officers are reviewed annually based on each executive officer’s role, performance, and competitive market pay levels. In 2003, each Named Executive Officer (other than the CEO) received a base salary increase of $6,000, in lieu of and upon termination of the Company’s car allowance.

Annual Incentive Compensation

      The Company’s annual incentive plan is structured to provide cash incentives to key employees based on the achievement of corporate and individual objectives. Under the plan, target award opportunities for each executive officer and all other employees are established as a percentage of base salary based on the market data previously described and a consideration of internal position alignment within the Company. For 2003, 50% of the target award was tied to corporate performance with respect to revenue; earnings from continuing operations before interest expense, taxes, depreciation, amortization, goodwill impairment provision for the cost of the Settlement of the Securities Litigation (described on page 13), and certain rentals (EBITDA); earnings per share (EPS); and capital spending goals. The remaining 50% was tied to individual performance measures that were tailored to each individual’s responsibilities. These individual goals reflect operational and/or financial objectives that are established as part of the annual planning process. The plan is structured so that actual awards may range from zero up to 150% of target awards based on performance.

      Actual annual incentives paid to executive officers under the annual incentive plan averaged 84% of target. The overall corporate performance on the goals previously described was below target, and the portion of awards based on the attainment of individual goals varied according to actual results.

Long-Term Incentive Compensation

      The Company believes that its executive officers and other key employees should have an ongoing stake in the success the Company. The Company also believes these individuals should have a meaningful portion of their total compensation tied to the Company’s stock price performance since stock-related compensation is tied to stockholder value.

      Under the Company’s 2001 Equity Incentive Plan and 2003 Stock Incentive Plan, the Compensation Committee has the authority to provide long-term incentives to executive officers and other key employees through the award of non-qualified stock options and restricted stock. In order to provide a strong focus on creating value and at the same time align the interests of executive officers and other key employees with those of stockholders, the Compensation Committee chose to provide long-term incentives in 2003 in the form of both non-qualified stock options and restricted stock, with 50% of the total expected value of long-term incentives being delivered through each device. Stock options were priced at the fair market value of the Company’s stock as of market close on the date of grant and vest at a rate of 25% per year over four years. These options provide income to recipients only if the stock value appreciates after the date of grant. Restricted stock awards also vest at a rate of 25% per year over four years. The restricted stock awards were granted in order to build direct ownership of Company shares and to align employee and stockholder interests in that the value of restricted stock holdings moves in tandem with the market value of the Company. Restricted stock also aids in executive retention. During 2003, the Compensation Committee did not apply a relative weight to any corporate performance measure or use any specific quantitative formula in arriving at its long-term incentive compensation decisions. The size of awards granted to executive officers is based on the Committee’s assessment of individual responsibility and performance and market compensation data previously described.

Change of Control Agreements

      The Board has authorized agreements providing for the payment of severance benefits to each of the Named Executive Officers and certain other officers of the Company in the event of certain qualifying terminations of employment related to a change of control. In addition, upon a change of control, the Company will accelerate vesting of all long-term incentives as well as the Company match in the 401(k) Plan. The agreements are designed to aid in the retention of key executives and automatically renew on an annual basis, unless notice of intent to terminate is given. For the terms of these arrangements with the Named Executive Officers, see “Employment Arrangements with Management” on page 16.

Chief Executive Officer Compensation

      On August 19, 2002, the Board of Directors elected Chad C. Deaton to the Board of Directors and President and Chief Executive Officer of the Company. The Compensation Committee determined to enter into an employment arrangement with Mr. Deaton which provides for an annual base salary of $540,000 and a target bonus of 100% of base salary, which can be adjusted based upon Company and personal performance compared with agreed upon objectives. The agreement further provided for the grant of non-qualified stock options to purchase 200,000 shares of the Common Stock at an exercise price equal to $9.99 per share, the market closing price on August 19, 2002, the date of grant. These options vest at the rate of 25% per year beginning on the first anniversary of the grant date (subject to accelerated vesting upon a change of control of the Company). If the Company terminates Mr. Deaton within 12 months after a change of control occurs, or during that period Mr. Deaton terminates his employment for good reason, he would be entitled to a severance payment equal to three times his annual base salary and target bonus, and the Company would accelerate the vesting of all long-term incentives as well as the Company match in the 401(k) Plan. If the Company terminates Mr. Deaton without cause at any time other than the 12 months following a change of control, Mr. Deaton would be entitled to a severance payment equal to his annual base salary. In either of these circumstances, the agreement provides that the Company would reimburse Mr. Deaton for his health insurance premiums for a period of up to eighteen months. If the Company were to terminate Mr. Deaton with cause, or Mr. Deaton terminates his employment without good reason, the Company would not be obligated to make any severance payments to Mr. Deaton.

      In determining Mr. Deaton’s 2003 compensation, the Compensation Committee applied the philosophy and methodology for determining compensation described above. The discussion below applies to Mr. Deaton’s 2003 compensation.

      Base Salary. Mr. Deaton’s base salary was not adjusted in 2003.

      Annual Incentive Award. Based on the Company’s performance with respect to the measures described under the Annual Incentive Compensation section above and personal objectives approved by the Compensation Committee, Mr. Deaton was paid an annual incentive bonus of $447,660 for 2003. This award was below target, since corporate performance on revenue, EBITDA, and EPS was below target. However, the size of the award also reflects that the Company exceeded it’s stated performance target to reduce capital spending and that Mr. Deaton achieved his individual performance goals. In making its determination, the committee gave a 10% weight each to the revenue, EPS and capital spending measures and a 20% weight to EBITDA. With respect to Mr. Deaton’s personal objectives, the committee considered the Oracle implementation, settlement of the Securities Litigation and SEC investigation, corporate reorganization, health and safety, development of measuring tools to monitor the Company’s performance, human resource matters, sales and marketing issues and industry relations, each of which was given a 5% weight with the exception of the settlement, which was given a 10% weight.

      Long-Term Incentives. The Compensation Committee recommended and the independent members of the Board approved in July 2003 the grant to Mr. Deaton of 59,219 shares of restricted stock and non-qualified options to purchase 80,781 shares of the Common Stock at an exercise price equal to $11.43 per share, the market closing price on July 16, 2003, the date of grant. These awards were somewhat below market norms, but the Compensation Committee determined such awards to be appropriate after taking into consideration the size of the stock options granted Mr. Deaton at the time he was hired. These awards are intended to provide an incentive to grow stockholder value and to provide the CEO with a greater ownership stake in the Company. As with other Executive Officers, these awards vest at a rate of 25% per year over four years (subject to accelerated vesting upon a change of control of the Company).

Limitation of Tax Deduction for Executive Compensation

      Under Section 162(m) of the Internal Revenue Code, publicly traded companies may not receive a tax deduction on non-performance based compensation to Executive Officers in excess of $1 million. The stock option awards made in 2003 qualify as performance-based pay. No specific actions have been taken with regard to cash compensation to comply with Section 162(m) at this time, since only the CEO’s cash compensation has the potential to be effected by the $1 million limit.

Submitted by the Management Development and
Compensation Committee of the Board of Directors

Robert R. Furgason, Chair
I. Jon Brumley
Ted Collins, Jr.
Victor E. Grijalva

PERFORMANCE GRAPH

      The performance graph below shows the cumulative total stockholder return on the Common Stock compared to the S&P 500 Composite Stock Price Index (the “S&P 500 Index”) and the Oilfield Service Index (the “OSX”) over the five-year period beginning January 1, 1999. The results are based on an investment of $100 in each of the Common Stock, the S&P 500 Index and the OSX. The graph assumes the reinvestment of dividends and adjusts all closing prices and dividends for stock splits.

Comparison of Five Year Cumulative Total Return

	HC	OSX	S&P 500

1/99	100	100	100

4/99	103.16	125.67	105.57

7/99	126.28	147.45	113.04

10/99	119.95	148.71	105.38

1/00	142.09	156.53	119.87

4/00	213.62	230.66	124.39

7/00	290.02	234.78	121.73

10/00	253.53	262.18	119.31

1/01	346.96	242.15	110

4/01	246.89	210.67	95.79

7/01	259.74	187.87	103.7

10/01	160.39	124.45	87.44

1/02	196.67	169.11	96.99

4/02	141.78	199.96	97.19

7/02	97.48	176.52	82.45

10/02	66.88	152.55	72.52

1/03	71.47	168.25	75.61

4/03	53.33	166.08	74.11

7/03	90.86	175.51	85.16

10/03	78.48	173.59	88.65

1/04	86.81	182.32	96.81

      There can be no assurance that our stock performance will continue into the future with the same or similar trends depicted in the performance graph. We do not make or endorse any predictions as to the future performance of our stock. The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.

OVERVIEW OF PROPOSALS

      This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of nine directors to our Board of Directors. Proposal 2 requests ratification of the reappointment of PricewaterhouseCoopers LLP as our independent auditors for 2004.

ELECTION OF DIRECTORS

Proposal 1 on Proxy Card

      At the 2004 Stockholders’ Meeting, nine directors are to be elected to the Board of Directors, to hold office until our next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Board of Directors has nominated, and unless otherwise directed by stockholders in their proxy card, it is the intention of the persons named in the enclosed proxy to vote FOR the election of each nominee named below. Each nominee has consented to serve as a director if elected. In the event any of such nominees becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted for the election of such other person as the Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.

      The Board’s nine nominees for election at the 2004 Stockholders’ Meeting are I. Jon Brumley, Ted Collins, Jr., Chad C. Deaton, Margaret K. Dorman, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, Stephen M. Pazuk, and Alvin V. Shoemaker.

Required Vote For Election of Directors

      The affirmative vote of the holders of a plurality of the Common Stock present in person or by proxy and entitled to vote at the 2004 Stockholders’ Meeting at which a quorum is present is required to approve the election of the above-named nominees.

      The Board of Directors recommends that stockholders vote FOR the election of I. Jon Brumley, Ted Collins, Jr., Chad C. Deaton, Margaret K. Dorman, Robert R. Furgason, Victor E. Grijalva, Gordon T. Hall, Stephen M. Pazuk, and Alvin V. Shoemaker.

RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

Proposal 2 on Proxy Card

      We intend to engage PricewaterhouseCoopers LLP to audit our financial statements for fiscal year 2004. PricewaterhouseCoopers LLP audited our financial statements for fiscal year 2003 and the decision to retain PricewaterhouseCoopers LLP has been approved by the Audit Committee and the Board of Directors.

      A representative of PricewaterhouseCoopers LLP is expected to attend the 2004 Stockholders’ Meeting and will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions of stockholders.

Fees Paid to the Independent Auditors

      The following table presents fees for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, and the member firms of PricewaterhouseCoopers and their respective affiliates (collectively, “PwC”) that were charged or allocated to us for 2003 and 2002:

Types of Fees	FY 2003	FY 2002

	(In thousands)
Audit fees(a)	$2,193	$2,266
Audit-related fees(b)	48	19
Tax fees(c)	1,119	1,228
All other fees(d)	26	26

Total fees:	$3,386	$3,539

(a)	Audit fees include fees billed by PwC related to audits and reviews of financial statements that we are required to file with the SEC, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services which PwC provides as our principal auditor including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)	Audit related fees include fees billed by PwC related to employee benefit plan audits and consultations concerning financial accounting and reporting standards.

(c)	Tax fees include fees billed by PwC primarily related to tax compliance and consulting services.

(d)	All other fees include fees billed by PwC related to software licensing agreements and financial systems design and implementation work performed prior to May 2003.

      To safeguard the continued independence of the independent auditors, the Audit Committee has adopted a policy to prevent our independent auditors from providing services to us that are prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended. This policy provides that independent auditors are only permitted to provide services to us that have been pre-approved by the Audit Committee. Pursuant to this policy, all audit services require advance approval by the Audit Committee. All other services by the independent auditors that fall within certain designated dollar thresholds have been pre-approved under the policy. Different dollar thresholds apply to the four categories of pre-approved services specified in the policy (Audit, Audit-Related, Tax and Other services). All services that exceed the dollar thresholds must be approved in advance by the Audit Committee. All services performed by independent auditors under engagements in 2003 were either approved by the Audit Committee or approved pursuant to its pre-approval policy, and none was approved pursuant to the de minimus exception to the rules and regulations of the SEC on pre-approval.

Required Vote for Ratification of Reappointment of Independent Auditors

      The affirmative vote of the holders of a majority of the Common Stock represented at the 2004 Stockholders’ Meeting at which a quorum is present is required to ratify the reappointment of PricewaterhouseCoopers LLP as our independent auditors.

      Stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by the Company’s charter or bylaws. Our Board is requesting stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders.

      The Board of Directors recommends that the stockholders vote FOR ratification of the reappointment of PricewaterhouseCoopers LLP.

GENERAL INFORMATION

2005 Annual Meeting of Stockholders

      Any proposals of stockholders that are intended for inclusion in our Proxy Statement for our 2005 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 17, 2004. Notice of a stockholder proposal submitted for consideration at the 2005 Annual Meeting but not for inclusion in our Proxy Statement must be received no later than March 2, 2005. If a stockholder proposal is not received by us by March 2, 2005, our proxy for the 2005 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the Proxy Statement for the 2005 Annual Meeting. Stockholder proposals must be in writing and delivered to our principal executive office at 12001 North Houston Rosslyn, Houston, Texas 77086 Attention: Corporate Secretary.

Annual Reports

      Our 2003 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We agree to provide, without charge, to each person to whom this Proxy Statement is delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003. Please direct any such requests to the attention of the Corporate Secretary, Hanover Compressor Company, 12001 North Houston Rosslyn, Houston, Texas 77086 or by telephone at (281) 405-5175. Such document is also available at the website of the SEC, which can be found at http://www.sec.gov.

APPENDIX A

AUDIT COMMITTEE CHARTER

      The Board of Directors (the “Board”) of Hanover Compressor Company (the “Company”) recognizes the critical need to ensure the accuracy and completeness of the financial statements, reports and public statements of the Company in preserving the integrity of the public markets for the Company’s securities. To this end, the Board seeks to empower the audit committee with sufficient authority and responsibility to achieve these goals and the other purposes set forth in this charter.

Composition

      The audit committee of the Board shall consist of a minimum of three Directors. Members of the committee shall be appointed by the independent members of the Board of Directors upon the recommendation of the nominating and corporate governance committee (which shall obtain a recommendation from the Lead Director) and may be removed by a majority vote of the independent members of the Board.

      All members of the committee shall be “independent” as defined under applicable law, regulation, the Company’s Governance Principles and by the rules of the New York Stock Exchange (“NYSE”); be “financially literate” (or become financially literate within a reasonable time after appointment) and satisfy any additional standards (other than independence) which may be imposed by the NYSE or other law or regulation; and have sufficient financial experience and ability to enable them to discharge their responsibilities. In addition, at least one member shall be an “audit committee financial expert” as defined by the SEC. No member of the audit committee may simultaneously serve on the audit committees of more than two other public companies without first obtaining a determination of the Board that such member’s service on the audit committee would not be impaired by such simultaneous service.

Purpose

      The primary purposes of the committee are to prepare an audit committee report as required by the SEC to be included in the Company’s annual Proxy Statement, to perform an annual evaluation of the audit committee and to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In addition, the committee shall assist the Board in its oversight of: the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, and the performance of the Company’s internal audit function and the independent auditor. In carrying out these purposes, the committee shall provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department and the Board.

Authority and Responsibilities

      The committee shall have the following authority and responsibilities:

1. To at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

2. To discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

3. To discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4. To discuss policies with respect to risk assessment and risk management.

5. To meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditor.

6. To review with the independent auditor any audit problems or difficulties and management’s response. The review should also include discussion of management’s cooperation with, or interference with, the audit and the responsibilities, budget and staffing of the Company’s internal audit function, and any other information reported to the committee by the independent auditor.

7. To set clear hiring policies for employees or former employees of the independent auditor.

8. To report regularly to the Board.

9. To recommend, for stockholder approval, the independent auditor to examine the Company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate, oversee (including resolution of disagreements between management and the Company’s auditor regarding financial reporting) and if necessary replace the independent auditor, which shall report directly to the audit committee. The committee shall have the sole authority to approve all audit engagement fees and terms (including proposed budgets) and the committee, or a member of the committee, must pre-approve any audit service or pre-approve or establish a pre-approval policy regarding permissible non-audit service provided to the Company by the Company’s independent auditor.

10. To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

11. To review and approve the internal audit functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of internal audit staff managers. To the extent that the internal audit function is performed under the direction of a general auditor that is a Company employee, the committee shall ensure that the head of the internal audit department reports directly to the committee, which shall be responsible for reviewing and approving the individual’s compensation. To the extent that the internal audit function is outsourced, the committee shall ensure that the engagement is managed under the direction of the committee with applicable fees and costs being approved by the committee.

12. To review with appropriate individuals the Company’s plan for reviewing its internal controls, the Company’s disclosure control procedures, the internal system of controls, the results of internal audits, including any material weaknesses or significant deficiencies found and management’s response and corrective actions implemented and the Company’s financial disclosures, particularly those related to off-balance sheet arrangements, contractual obligations and non-GAAP financial measures.

13. To monitor and review written submissions made by the independent auditor on a periodic basis to the audit committee delineating all relationships between the independent auditor and the Company and to engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and to recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence. In order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the Company.

14. To prepare and publish an annual committee report in the Company’s Proxy Statement.

15. To review all Director and officer questionnaires and all transactions or relationships between the Company and any Director, officer or stockholder owning more than 5% of the Company’s stock (including any family members of the foregoing), to make recommendations to the Board as to whether any such transactions or relationships should continue, and to assure that all such transactions and relationships are appropriately disclosed in the Company’s SEC filings.

16. To establish procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

17. To evaluate and take appropriate action with respect to information provided by the chief executive officer and the chief financial officer in connection with their certifications under Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002, by the chief executive officer in connection with his certification under the NYSE rules regarding corporate governance, and by the Company in connection with its certification under the NYSE rules regarding audit committee independence.

18. Take appropriate steps to complete necessary audit rotation and to evaluate the independent auditor’s qualifications, independence and performance based on the report described in paragraph 1, the statement described in paragraph 13, the auditor’s work throughout the year and such other factors and information as the committee deems advisable. The committee shall present its conclusions with respect to the independent auditor to the Board.

19. To determine the appropriate amount of funding for payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, for payment of compensation to any advisors employed by the audit committee, and for payment of ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

Access

      The committee shall meet periodically with management, with the internal auditors and also with the Company’s independent auditors.

Outside Advisors

      The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

Reporting and Evaluation

      The committee shall report its recommendations and conclusions, as appropriate, to the Board after each committee meeting and shall conduct and present to the Board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

HANOVER COMPRESSOR COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
HANOVER COMPRESSOR COMPANY

     The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Victor E. Grijalva and Chad C. Deaton, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of Hanover Compressor Company owned of record by the undersigned at the 2004 Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Thursday, May 20, 2004, at the Omni Hotel, Four Riverway, Houston, Texas 77056, and any adjournments or postponements thereof, in accordance with the discretion marked on the reverse side hereof.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors recommendations. The proxies cannot vote your shares unless you sign and return this card.

(SEE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your Hanover Compressor Company account online.

Access your Hanover Compressor Company shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Hanover Compressor Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

This proxy, when properly executed, will be voted in the manner directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS NOMINEES and FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS HANOVER COMPRESSOR COMPANY’S INDEPENDENT AUDITORS FOR 2004

1.	Election of
	Directors	FOR ALL NOMINEES	WITHHOLD
		(except as	AUTHORITY
		indicated below)	to vote for all nominees
		☐	☐

2.	Ratification of Reappointment of PricewaterhouseCoopers LLP

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any postponement(s) or adjournment(s) thereof.

NOMINEES FOR ONE-YEAR TERM EXPIRING AT
2005 ANNUAL MEETING OF STOCKHOLDERS:

01 I. Jon Brumley	04 Margaret K. Dorman	07 Gordon T. Hall
02 Ted Collins, Jr.	05 Robert R. Furgason	08 Stephen M. Pazuk
03 Chad C. Deaton	06 Victor E. Grijalva	09 Alvin V. Shoemaker

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME ABOVE.)

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature	Signature	Date

Please sign exactly as name appears on stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.